UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2013

SUMMIT MATERIALS, LLC

(Exact name of registrant as specified in its charter)

Delaware	333-187556	24-4138486
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop, 3rd Floor Denver, Colorado		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2013, Summit Materials, LLC (the “Company”), Alleyton Resource Corporation, a Texas corporation (“Alleyton”), Colorado Gulf, LP, a Texas limited partnership (“Colorado”), Texas CGC, LLC, a Texas limited liability company, Barten Shepard Investments, LP, a Texas limited partnership (“BSI”), TBGSI Corp., a Texas corporation, and the individual equityholders of Alleyton, Colorado and BSI entered into an Acquisition Agreement (the “Acquisition Agreement”). If the conditions in the Acquisition Agreement are met and the parties proceed to closing, at closing, the Company will acquire all of the equity interests in Alleyton and Colorado, and Alleyton will acquire certain real property from BSI (the “Acquisition”), expanding the Company’s production and sale of aggregates and ready-mixed concrete and related services to the Houston, Texas area.

The Acquisition Agreement contains customary representations, warranties, covenants, and termination rights. The consummation of the Acquisition is subject to customary conditions, including (i) expiration or termination of the applicable waiting periods under the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the absence of a material adverse change on Alleyton and Colorado. The consummation of the Acquisition is also subject to the conditions that (i) the Company shall have received the proceeds contemplated to finance the Acquisition and (ii) the Company shall have completed its due diligence review and the results of such review shall be satisfactory to the Company. In connection with the Acquisition, at closing, the Company will pay $184.25 million, on a cash-free, debt-free basis. In addition, the Acquisition Agreement provides for up to an additional $30.75 million in deferred and contingent payments. The transaction is expected to close in the first quarter of 2014. There can be no assurance that the Acquisition will be completed in the anticipated time frame, or at all, or that the anticipated benefits of the Acquisition will be realized.

Item 8.01	Other Events.

(a) The Company is also filing this Current Report on Form 8-K (this “Report”) to provide recast disclosures that were previously reported in the Company’s Registration Statement on Form S-4 (File No. 333-187556) (as amended, the “Registration Statement”) regarding financial information as of December 29, 2012 and December 31, 2011 and for the years ended December 29, 2012, December 31, 2011 and December 31, 2010. Certain concrete paving operations were wound down in the second quarter of 2013, the related assets of which are expected to be sold within the subsequent twelve months; such operations are now required to be accounted for as discontinued operations in the Company’s consolidated financial statements. Annual periods prior to 2010 are not included herein, as the concrete paving operations being discontinued were acquired in 2010. In addition, as the concrete paving operations are reflected as discontinued operations in the interim financial information included in the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 29, 2013 and September 28, 2013, such interim financial information has not been recast.

The following items previously included in the Registration Statement are being retrospectively recast to reflect the reclassification of certain concrete paving operations as discontinued operations, as discussed above:

•	computation of ratio of earnings to fixed charges;

•	unaudited pro forma condensed consolidated financial information;

•	selected historical consolidated financial data;

•	management’s discussion and analysis of financial condition and results of operations of Summit Materials, LLC; and

•	audited consolidated financial statements of Summit Materials, LLC and subsidiaries as of December 29, 2012 and December 31, 2011 and for the years ended December 29, 2012, December 31, 2011 and December 31, 2010.

The above sections, as updated retrospectively, are included in Exhibit 12.1 (in the case of the ratio of earnings to fixed charges) and Exhibit 99.1 (in the case of the other updates) to this Current Report on Form 8-K and are incorporated herein by reference.

(b) The Company will complete its required annual goodwill impairment testing during the fourth quarter of 2013. Current uncertainties in the timing of a sustained recovery in the construction industry may have a significant effect on the fair value of the Company’s reporting units, thus leading to a likely impairment. Given recent operating trends, we believe the regions most likely to be affected are the West and East regions. Any such impairment would be reflected in the Company’s annual financial statements expected to be filed in the first quarter of 2014

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

12.1	Computation of ratio of earnings to fixed charges.

99.1	Cautionary note regarding forward-looking statements

Unaudited pro forma condensed consolidated financial information

Selected historical consolidated financial data

Management’s discussion and analysis of financial condition and results of operations of Summit Materials, LLC

Audited consolidated financial statements of Summit Materials, LLC and subsidiaries as of December 29, 2012 and December 31, 2011 and for the years ended December 29, 2012, December 31, 2011 and December 31, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, LLC

Date: December 11, 2013	By:	/s/ Brian J. Harris
	Name:	Brian J. Harris
	Title:	Chief Financial Officer